AMENDMENT TO

MANUFACTURING SERVICES AGREEMENT

BETWEEN

JABIL CIRCUIT, INC.

AND

ZEBRA TECHNOLOGIES CORPORATION

This Amendment (this “Amendment”) to that certain Manufacturing Services Agreement dated May 30, 2007 (together with all amendments and modifications thereto, the “Agreement”) between Jabil Circuit, Inc. (“Manufacturer”) and Zebra Technologies Corporation (“Zebra”) is made and entered into on November     , 2008.

The Parties hereby agree to amend the Agreement in order to reflect changes to the business relationship since entering into the Agreement.

The Agreement shall be amended as follows (the double-underlined words being added to the original and previously amended text and the ~~strike through~~ words being deleted from the original and previously amended text).

(A)	The text of Section 3.8c shall be deleted in its entirety and replaced with “Intentionally Deleted.”

(B)	Section 3.20 shall be added to the Agreement as follows:

3.20	Zebra Owned Inventory.

a. Consigned Inventory. In connection with the transfer of production of a Box Build from Zebra to Manufacturer, Zebra may provide Materials used in the manufacture of such Box Build to Manufacturer, which Materials, together with any Excess Inventory purchased by Zebra pursuant to Section 4.3 of the Agreement, shall be deemed Zebra Owned Inventory (“ZOI”).

i. Location of Inventory. Manufacturer may accept and hold the ZOI at the Designated Facility. The location at the Designated Facility of such stock of ZOI will be referred to as the Zebra Inventory Location (“ZIL”).

ii. Pricing. The price for ZOI will be the then current cost of Materials for such ZOI set forth in the cost model for the applicable Product in accordance with Section 5.2 in effect on the date that ZOI is withdrawn from the ZIL area.

iii. Delivery. Prior to shipping ZOI to Manufacturer, Zebra shall identify and notify Manufacturer of the part number, price, and quantity of ZOI intended to be shipped. Manufacturer shall evaluate the identified ZOI, and to the extent Manufacturer agrees to accept shipment of the ZOI, the parties shall mutually agree on the dates and methods of shipment of the ZOI to Manufacturer. Manufacturer shall issue a consignment purchase order.

iv. Title/Risk of Loss. Subject to Manufacturer’s obligations under Section 3.20a.vi, all right, title and interest in, to and under ZOI delivered hereunder will remain with Zebra until such ZOI is removed from the ZIL by Manufacturer. Notwithstanding the foregoing, all risk of loss, including the risk of accidental loss or destruction, while ZOI is in the ZIL or otherwise in the care, custody or control of Manufacturer, including while in transit from Hong Kong to the Designated Facility, shall be borne by Manufacturer. Upon removal of any ZOI from the ZIL or any other agreed upon consumption transfer point, title to such ZOI will pass to Manufacturer at the time of such removal. Once title has passed from Zebra to Manufacturer, Manufacturer will be deemed to have purchased and to own such ZOI.

v. Invoicing. Manufacturer will notify Zebra electronically on or before Wednesday of every week of the amount of each ZOI Manufacturer has removed from the ZIL during the previous week.

vi. Identification and Storage. Manufacturer shall take the necessary precautions to store ZOI in a clean, dry area separate from non-ZOI Materials so as to identify Zebra as the legal title holder of the ZOI. Manufacturer shall make sure that ZOI are properly stored and protected from the elements in a manner which shall be no less than reasonable and in compliance with Manufacturer’s customary inventory storage standards. Any costs associated with the care of the ZOI, while in the possession of Manufacturer, shall be borne by Manufacturer, however if the volume of space required to store the ZOI exceeds 5,000 square feet, the parties will agree to discuss in good faith the terms under which Zebra will reimburse any storage and handling costs incurred by Manufacturer. ZOI shall be covered by Manufacturer’s insurance as provided in Section 7.9. Manufacturer agrees to include all ZOI in the ZIL in Manufacturer’s cycle count program to verify part count accuracy. Manufacturer will make sure that it provides Zebra’s employees and agents with reasonable access to the ZIL and ZOI during normal business hours so as to provide an ability to audit compliance with the terms of this Amendment.

vii. Consumption of Components. Manufacturer will remove components in full case or skid quantities from the ZIL solely for use in manufacturing Box Builds. Manufacturer will efficiently manage ZOI stocked at the ZIL and shall rotate ZOI on a first in, first out basis. In the event Manufacturer has Materials that are

ZOI and non-ZOI, Manufacturer shall use those Materials that are ZOI prior to using those that are non-ZOI. Manufacturer will report to Zebra the quantity and description of all ZOI removed from the ZIL weekly. Zebra may also, at its option, make a cycle count of 100% of ZOI stored at the ZIL provided that such cycle count does not negatively impact Manufacturer’s ability to produce end products. Zebra may perform a cycle count pursuant to the terms of Section 3.14 hereof.

b. Direct Purchases. From time to time, Manufacturer may purchase Materials (“Zebra Materials”) directly from Zebra other than through a consignment arrangement set forth in Section 3.20a.

i. Pricing. Prior to Manufacturer purchasing Zebra Materials, Zebra will identify the price for such Zebra Materials. Zebra shall base the price for Zebra Materials on Zebra’s standard cost for such Zebra Materials.

ii. Title/Risk of Loss. In accordance with the applicable Incoterm in Section 3.20c, title to, and risk of loss of, all Zebra Materials shall occur when such Zebra Materials are delivered to the Zebra Forwarder (as defined in Section 3.20c).

c Shipment and Customs. All ZOI (other than Excess Inventory) and Zebra Materials shall be shipped by Zebra DDU Zebra named freight forwarder in Hong Kong (the “Zebra Forwarder”). The terms of delivery refer to Incoterms 2000. Zebra shall determine the carrier or forwarder for shipment of ZOI or Zebra Materials; provided, however, subject to the next succeeding sentence, Manufacturer shall be responsible for payment of and arrangement for transportation from the Zebra Forwarder to the Designated Facility and shall have the risk of loss for the ZOI or Zebra Materials while in transit from the Zebra Forwarder to the Designated Facility. Zebra shall be responsible for and pay directly the costs of shipment to the Zebra Forwarder and shall reimburse Manufacturer for the reasonable and documented transportation costs from the Zebra Forwarder to the Designated Facility. The parties shall handle customs formalities in accordance with Section 4.5g with Zebra acting as the exporter of record and Manufacturer acting as the importer of record for the ZOI (other than Excess Inventory) and Zebra Materials. Manufacturer represents that it maintains a process for amending initial customs declarations in China. In the event of a difference between the declared value of ZOI and the amount that Manufacturer actually pays Zebra for such ZOI, Manufacturer shall amend, or cause its customs broker to amend, its customs declaration with the appropriate Chinese customs officials and notify Zebra of such amendment.

d. Inspection and Acceptance. In accordance with the procedures set forth in Section 3.8e, Manufacturer shall inspect all ZOI delivered to the ZIL for physical damage and obvious packing list discrepancies within seven (7) calendar days after receipt at the Zebra Forwarder. Acceptance of ZOI will occur once Manufacturer removes ZOI from the ZIL or any agreed upon consumption transfer point. Manufacturer may, at its option, reject any ZOI or Zebra Materials which contain defective material or workmanship or which does not conform to the purchase order, applicable drawings, specifications, or samples. Rejected ZOI or Zebra Materials shall be treated as Scrap and destroyed pursuant to Section 3.10.

e. Payment. Manufacturer will issue a credit memo for (i) the amount of ZOI removed each month within 30 days after the end of the month in which the ZOI is removed from the ZIL and/or (ii) the amount of Zebra Materials within thirty (30) days after the invoice date for such Zebra Materials. Manufacturer shall issue such credit memo against amounts due from Zebra for the Products. Manufacturer may withhold issuing a credit memo for any portion of an invoice disputed by Manufacturer in good faith, provided that Manufacturer timely pays any undisputed portion of the invoice and provides Zebra with written notice describing the basis of the dispute in reasonable detail.

(C)	The text of Section 5.3 shall be amended as follows:

5.3

Invoice and Payment Procedure. For each shipment of Products delivered hereunder, Manufacturer shall provide to Zebra an invoice (a) referencing the purchase order set forth in Section 4.2 and, for components, subassemblies and assemblies, the Transfer Plan or relevant Release number, and (b) specifying the amount of each Product delivered, the price of each Product, the total invoice amount (in U.S. dollars) and date of delivery of the Products. Manufacturer shall not issue any such invoice earlier than the respective date of shipment of the corresponding Products. For Services performed hereunder pursuant to an SOW or COR/COA, Manufacturer shall invoice Zebra upon Zebra’s acceptance of associated deliverables or Services delivered by Manufacturer to Zebra according to acceptance criteria set forth in such SOW or COR/COA, for all fees and NRE Costs (excluding those non-depreciable NRE Costs for which Manufacturer is responsible pursuant to Section 3.6) under such SOW or COR/COA that are consistent with the budget set forth therein and other fees and NRE Costs (excluding those non-depreciable NRE Costs for which Manufacturer is responsible pursuant to Section 3.6) pre-approved by Zebra. Manufacturer shall also invoice Zebra for its actual cost of any (a) Unique Tooling for which Zebra has agreed to pay in connection with any SOW or COR/COA, or pursuant to Section

3.4a, (b) rework of any WIP or finished Products pursuant to a COR/COA, or (c) Excess or Obsolete Inventory pursuant to Section 4.3. Provided that Manufacturer has complied with the foregoing invoicing guidelines and there is no good faith dispute related to such invoice or acceptance of such deliverables or Services, Zebra shall pay each such invoice according to the terms set forth in the Transfer Plan or relevant Release, SOW or COR/COA or, if no such terms are stated therein, within ten (10) days for a sixth-tenths percent (0.6%) discount or otherwise within forty-five (45) days after its receipt of such invoice.

(D)	The text of Section 8.6e shall be amended as follows:

e.	Materials Transfer. Upon expiration or termination of this Agreement for any reason, in Zebra’s sole discretion and upon full payment by Zebra of all amounts due and owing for such items, Manufacturer shall promptly transfer to Zebra according to Zebra’s reasonable instructions, all Unique Tooling, Materials (including ZOI), orders for Materials, Obsolete Inventory, WIP and finished Products in Manufacturer’s possession or control. If the Agreement expires without renewal or is terminated by Manufacturer for cause pursuant to Section 8.2 or is terminated by Zebra pursuant to Section 8.3a(i) or terminated pursuant to Section 8.5 as a result of Zebra’s bankruptcy or insolvency, then Zebra shall pay the cost of transferring such materials. If the Agreement is terminated for any other reason, then Manufacturer shall pay the cost of transferring such materials. In addition, Manufacturer shall consent to Zebra, or any Person on Zebra’s behalf, contracting directly with any vendor on the Approved Vendor List.

(E)	All capitalized words not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement. Except as amended herein, all terms and conditions of the Agreement shall remain in full force and effect. Notwithstanding anything to the contrary set forth in the Agreement, in the event of a conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

Zebra Technologies Corporation	Jabil Circuit, Inc.

By:	By:
Name:	Name:
Title:	Title:

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